EXHIBIT (C)(3)






               AMENDMENT TO AGREEMENT AND PLAN OF MERGER


          THIS AMENDMENT, dated as of December 17, 1996 (this
"Amendment"), to the Agreement and Plan of Merger dated as of November 12, 1996 (the "Merger Agreement"), among International Business
Machines Corporation, a New York corporation ("Parent"), Indigo
Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Parent ("Sub"), and Edmark Corporation, a Washington corporation (the "Company").


                         W I T N E S S E T H:

          WHEREAS, Parent, Sub and the Company have agreed to amend the Merger Agreement, subject to the terms and conditions of this Agreement;

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1. Definitions. Capitalized terms used herein without definition are used as defined in the Merger Agreement.

          2. Amendments to the Merger Agreement.

          (a) Section 2.01 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "SECTION 2.01. The Merger. Subject to the last two sentences of this Section 2.01, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Washington Business Corporation Act (the "WBCA"), the Company shall be merged with and into Sub at the Effective Time (as defined in Section 2.03). Following the Effective Time, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the WBCA. At the election of Parent, (i) any direct or indirect wholly owned subsidiary (as defined in Section 10.03) of Parent may be substituted for and assume all of the rights and obligations of Sub as a constituent






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     corporation in the Merger or (ii) Sub may be merged with and into the Company with the Company continuing as the Surviving Corporation with the effects set forth above and in Section 2.04. In either such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing."

          (b) Section 2.05 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "SECTION 2.05. Articles of Incorporation and Bylaws. (a) The Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

               (b) The Bylaws of Sub as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving
     Corporation, until thereafter changed or amended as provided therein or by applicable law."

          (c) Section 3.01(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01, of the Surviving Corporation."

          3. Miscellaneous. Except as expressly amended and modified hereby, the Merger Agreement is hereby reaffirmed and remains in full force and effect. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning of interpretation of this Amendment. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law, except to the extent the WBCA shall be held to govern the terms of the Merger.







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          IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed by their respective duly authorized representatives as of the date first above written.

                                        INTERNATIONAL BUSINESS
                                          MACHINES CORPORATION,

                                          by:  /s/ LEE A. DAYTON
                                             ----------------------------
                                             Name:  Lee A. Dayton
                                             Title: Vice President,
                                                      Corporate Development
                                                      and Real Estate


                                        INDIGO ACQUISITION CORP.,

                                          by:  /s/ ARCHIE W. COLBURN
                                             ----------------------------
                                             Name:  Archie W. Colburn
                                             Title: Vice President,
                                                      Treasurer, Assistant
                                                      Secretary


                                        EDMARK CORPORATION,

                                          by    /s/ DONNA G. STANGER
                                             ------------------------------
                                             Name:  Donna G. Stanger
                                             Title: Vice President, Product
                                                      Development and Acting
                                                      Chief Executive Officer